Exhibit 10.10

Quest Patent Research Corporation
19 Fortune Lane
Jericho, New York 11753
516-364-3500

August 11, 2010

Mr. Alex W. "Pete" Hart

P. O. Box 3398

Rancho Santa Fe, CA 92067

Dear Pete:

This letter sets forth the conditions of your Consulting Agreement with Quest Patent Research Corporation, which will be formalized in an Agreement dated August 10, 2010.

Your duties will be to use your best efforts to locate and approach appropriate organizations to participate in Quest's Q Card project. This will include introducing Quest and assisting in completing agreements with all such institutions.

You will receive options to purchase, at a price of $.001 per share, 5 million shares of Quest stock which can be exercised at any time during the five-year Agreement either on a cash or cashless basis.

The Consulting Agreement will be in effort until December 31, 2015,

The Consulting Agreement can be terminated by either party with 30 days notice. However, if Quest terminates the agreement, you will have two years from the date of such termination to exercise your options.

Expenses incurred in performance of your duties will be mutually agreed upon and reimbursed when Quest is financially able to do so.

In addition, compensation will be mutually agreed upon if any efforts on your part result in Quest securing financing for any patents in its portfolio.

Your signature below will acknowledge acceptance of these conditions.

We are pleased to have you on board again and look forward to working with you. Sincerely,

Herbert M. Reichlin Chief Executive Officer

Sincerely,	Accepted:

/s/ Herbert M. Reichlin	/s/ Alex W. “Pete” Hart
Herbert M. Reichlin	Alex W. “Pete” Hart
Chief Executive Officer